Exhibit 99.1

NI Holdings, Inc. Announces Executive Leadership Appointments

FARGO, North Dakota – May 27, 2025 – NI Holdings, Inc. (the “Company”, NASDAQ: NODK) today announced several strategic leadership appointments to support the company’s long-term growth and execution of its core business strategies.

“We are excited to announce multiple executive leadership appointments,” said Seth Daggett, President and Chief Executive Officer of NI Holdings. “These individuals bring deep operational knowledge, extensive industry experience and strategic insight to our executive team.”

Kevin Elfstrand has been promoted to Senior Vice President and Chief Accounting Officer. He will continue to oversee the Accounting department and lead external financial reporting. Mr. Elfstrand brings over 20 years of experience in the property and casualty insurance industry, including 17 years at Travelers Companies, Inc., where he most recently served as Assistant Vice President of Corporate Audit. He began his career at Deloitte and is a Certified Public Accountant (CPA). He holds a bachelor’s degree in accounting from Saint John’s University in Minnesota.

Brandon Nicol has been promoted to Senior Vice President of Reinsurance and Chief Underwriting Officer. In this role, Mr. Nicol will lead the Company’s underwriting strategy and reinsurance. He has 19 years of experience across the insurance and reinsurance industries, including roles at AmericanAg, XL Catlin, COUNTRY Financial, and State Farm. Mr. Nicol holds the Chartered Property and Casualty Underwriter (CPCU), Associate in Reinsurance (Are), and Agribusiness and Farm Insurance Specialist (AFIS) designations and serves as a Major in the U.S. Army National Guard and Army Reserves. He holds a bachelor’s degree in insurance from Illinois State University.

Chris Oen has been promoted to Senior Vice President and Chief Claims Officer. Mr. Oen will continue to lead the Claims department, drawing on his 30 years of experience in the property and casualty insurance industry. He joined NI Holdings in 2007 and has held progressively senior roles during his time with the Company. Mr. Oen serves on several industry boards, including as Chairperson of the North Dakota Auto Assigned Claims Plan, and is a veteran of the Army National Guard. He holds a bachelor’s degree from the University of North Dakota and holds the Associate in Claims (AIC) designation.

Dominic Weber has been promoted to Senior Vice President and Chief Actuary. Mr. Weber will continue to lead the Actuarial department and oversee reserving, ratemaking, and predictive analytics initiatives. With more than 42 years of experience in the property and casualty insurance industry, Mr. Weber previously served as Vice President and Chief Actuary at Society Insurance. He is a Fellow of the Casualty Actuarial Society (FCAS) and a Member of the American Academy of Actuaries (MAAA). He holds a bachelor’s degree in actuarial science from the University of Nebraska – Lincoln.

Doug Duncan has been recently hired as Senior Vice President and Chief Information Officer. In this newly created role, Mr. Duncan will lead the Company’s technology strategy and oversee modernization initiatives to support business growth. He brings more than 25 years of technology leadership experience, including previous roles as Chief Information Officer at Columbia Insurance Group and Senior Vice President at Swiss Re. He holds a Master of Business Administration from Colorado State University and a bachelor’s degree from the University of Kansas.

“The leadership of Kevin, Brandon, Chris, Dominic and Doug will strengthen our capabilities and help us better serve our shareholders, policyholders, and agents,” added Daggett. “We are confident these leaders will play a critical role in advancing our strategic priorities. Their diverse experience and proven leadership will help position NI Holdings for continued success.”

About the Company
NI Holdings, Inc. is an insurance holding company. The company is a North Dakota business corporation that is the stock holding company of Nodak Insurance Company and became such in connection with the conversion of Nodak Mutual Insurance Company from a mutual to stock form of organization and the creation of a mutual holding company. The conversion was consummated on March 13, 2017. Immediately following the conversion, all of the outstanding shares of common stock of Nodak Insurance Company were issued to Nodak Mutual Group, Inc., which then contributed the shares to NI Holdings in exchange for 55% of the outstanding shares of common stock of NI Holdings. Nodak Insurance Company then became a wholly-owned stock subsidiary of NI Holdings. NI Holdings’ financial statements are the consolidated financial results of NI Holdings; Nodak Insurance Company, including Nodak Insurance Company’s wholly-owned subsidiaries American West Insurance Company, Primero Insurance Company, and Battle Creek Insurance Company; and Direct Auto Insurance Company.

Safe Harbor Statement
Some of the statements included in this news release are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Actual results could vary materially. Factors that could cause actual results to vary materially include risks we describe in the periodic reports we file with the Securities and Exchange Commission. You should not place undue reliance on any such forward-looking statements. We disclaim any obligation to update such statements or to announce publicly the results of any revisions that we may make to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

For a detailed discussion of the risk factors that could affect our actual results, please refer to the risk factors identified in our SEC reports, including, but not limited to our Annual Report on Form 10-K, as filed with the SEC.

Investor Relations Contact:
Matt Maki
Executive Vice President, Treasurer and Chief Financial Officer
701-212-5976
IR@nodakins.com